UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   McGuinness, Robert A
   1940 Seafirst Financial Center
   Spokane, WA  99201
   USA
2. Issuer Name and Ticker or Trading Symbol
   Gold Reserve Corporation
   GLDR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President Finance - CFO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Options           |$5.38   |3/18/|D(1)|37,502     |D  |12/29|12/29|Common Stock|37,502 |       |0           |   |            |
                        |        |98   |    |           |   |/95  |/05  |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |37,502     |A  |3/18/|3/18/|Common Stock|37,502 |       |37,502      |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$13.51  |3/18/|D(1)|4,170      |D  |10/2/|10/2/|Common Stock|4,170  |       |0           |   |            |
                        |        |98   |    |           |   |96   |06   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |4,170      |A  |3/18/|3/18/|Common Stock|4,170  |       |4,170       |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$7.06   |3/18/|D(1)|32,220     |D  |1/18/|1/18/|Common Stock|32,220 |       |0           |   |            |
                        |        |98   |    |           |   |95   |05   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |32,220     |A  |3/18/|3/18/|Common Stock|32,220 |       |32,220      |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$7.06   |3/18/|D(1)|8,485      |D  |5/22/|5/22/|Common Stock|8,485  |       |0           |   |            |
                        |        |98   |    |           |   |95   |95   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |8,485      |A  |3/18/|3/18/|Common Stock|8,485  |       |8,485       |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$5.38   |3/18/|D(1)|12,498     |D  |12/29|12/29|Common Stock|12,498 |       |0           |   |            |
                        |        |98   |    |           |   |/95  |/05  |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |12,498     |A  |3/18/|3/18/|Common Stock|12,498 |       |12,498      |   |            |
                        |        |98   |    |           |   |98   |03   |            |       |       |            |   |            |
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Stock Options           |$7.56   |3/18/|D(1)|8,500      |D  |1/31/|1/31/|Common Stock|8,500  |       |0           |   |            |
                        |        |98   |    |           |   |97   |07   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |8,500      |A  |3/18/|3/18/|Common Stock|8,500  |       |8,500       |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$7.56   |3/18/|D(1)|30,000     |D  |1/31/|1/31/|Common Stock|30,000 |       |0           |   |            |
                        |        |98   |    |           |   |97   |07   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |30,000     |A  |3/18/|3/18/|Common Stock|30,000 |       |30,000      |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$6.00   |3/18/|D(1)|30,000     |D  |8/1/9|8/1/0|Common Stock|30,000 |       |0           |   |            |
                        |        |98   |    |           |   |7    |7    |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |30,000     |A  |3/18/|3/18/|Common Stock|30,000 |       |30,000      |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Stock Options           |$13.51  |3/18/|D(1)|8,330      |D  |10/2/|10/2/|Common Stock|8,330  |       |0           |   |            |
                        |        |98   |    |           |   |96   |06   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |8,330      |A  |318/9|3/18/|Common Stock|8,330  |       |8,330       |   |            |
                        |        |98   |    |           |   |8*   |03   |            |       |       |            |   |            |
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Stock Options           |$7.56   |3/18/|D(1)|21,500     |D  |1/31/|1/31/|Common Stock|21,500 |       |0           |   |            |
                        |        |98   |    |           |   |97   |07   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |21,500     |A  |3/18/|1/31/|Common Stock|21,500 |       |21,500      |   |            |
                        |        |98   |    |           |   |98*  |07   |            |       |       |            |   |            |
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Stock Options           |$6.00   |3/18/|D(1)|15,000     |D  |8/17/|8/17/|Common Stock|15,000 |       |0           |   |            |
                        |        |98   |    |           |   |94   |04   |            |       |       |            |   |            |
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Stock Options           |$3.75   |3/18/|A   |15,000     |A  |3/18/|3/18/|Common Stock|15,000 |       |15,000      |   |            |
                        |        |98   |    |           |   |98*  |03   |            |       |       |            |   |            |
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Explanation of Responses:
(1) Cancellation of options in connection with grant of replacement options.
  * Vesting: Of the amount previously vested, 75% vest immediately, 12.5% vest in one year, 12.5% vest in two years. The amount unvested before replacement remain on the same vesting schedule as previously reported.